CONTACT:
Karen Mac Donald – Media	Nate Forbes
The Taubman Company	The Forbes Company
248-258-7469	248-827-4600
www.taubman.com	www.theforbescompany.com

Barbara Baker – Investors	Randy Benderson
The Taubman Company	Benderson Development
248-258-7367	941-359-8303
www.taubman.com	www.benderson.com

FOR IMMEDIATE RELEASE

TAUBMAN ANNOUNCES PARTICIPATION IN SARASOTA’S UNIVERSITY TOWN CENTER

BLOOMFIELD HILLS, Mich. May 15, 2008 - - Taubman Centers, Inc. (NYSE: TCO) today announced agreements with Southfield, Michigan based The Forbes Company and Florida-based Benderson Development to jointly develop University Town Center, a regional mall in Sarasota Fla.  The 900,000 sq. ft., two-level, regional shopping center is part of a 276-acre mixed-use development anchored by Nordstrom, Neiman Marcus, and Macy’s. Projected opening for the center is November 2010.

University Town Center will bring an unparalleled mix of retailers previously unavailable in the Sarasota marketplace.  University Town Center will also include multiple hotels, premium office space, and residential housing uniquely designed to serve Sarasota and the surrounding region.

“We’re delighted to be a part of what will be one of western Florida’s dominant regional shopping destinations,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers.

Taubman and Forbes, both Michigan-based companies, have partnered in Florida before at The Mall at Millenia in Orlando and Waterside Shops in Naples.  Other Taubman regional malls in Florida include International Plaza in Tampa, and The Mall at Wellington Green in Palm Beach County.

Taubman Centers, Inc. (NYSE: TCO) is a real estate investment trust engaged in the development and management of regional and super regional shopping centers.  Taubman’s 24 U.S. owned and/or managed properties, the most productive in the industry, serve major markets from coast to coast.  The company’s Taubman Asia subsidiary is developing retail projects in Macao, China and Incheon, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Michigan. For more information about Taubman visit www.taubman.com.

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The Forbes Company (www.theforbescompany.com) is a nationally recognized owner, developer and manager of iconic regional shopping centers, known for their innovative architecture as well as their coveted retail selection. The Southfield, Michigan principals are the developing partners in the award-winning Somerset Collection, Troy, Michigan; The Gardens Mall, Palm Beach Gardens, Florida; The Mall at Millenia, Orlando, Florida; and Waterside Shops in Naples, Florida.

Benderson Development Company, headquartered in Sarasota, Florida is one of the largest privately owned real estate development companies in the country with 540 properties in 35 states. A national leader in developing and managing retail shopping centers, Benderson Development Company currently has 4.5 million square feet of retail property under development.  For more information about Benderson Development visit www.benderson.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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